UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Commission File No.: 0-12122

June 16, 2016
Date of report (date of earliest event reported)

Apollo Solar Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-12122	84-0601802
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 485 Tengfei Third
Shuangliu Southwest Airport Economic Development Zone
Shuangliu, Chengdu
People's Republic of China 610207
(Address of principal executive offices)(Zip Code)

+86 028 8574 5593
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement

On June 16, 2016 the Registrant's Board of Directors declared that the investors who were parties to the investment contract dated March 1, 2015 among the Registrant, He Jiting and Liping Yu had committed a material breach of the agreement by failing to provide the requisite funds and failing to satisfy the Registrant's debts. By reason of the default, the Board of Directors declared the agreement terminated. The Board of Directors instructed the Registrant's officers to demand the return of 20,000,000 common shares that had been issued to He Jiting and Yu Liping pursuant to that agreement.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On June 16, 2016 the Board of Directors terminated He Jiting from his position as the Registrant's Chief Executive Officer. The Board of Directors then appointed Zhou Huakang to serve as the Registrant's Chief Executive Officer. Mr. Zhou is also the Registrant's Corporate Secretary and a member of its Board of Directors.

On June 16, 2016 the Board of Directors expanded to six members. To fill the vacancy, the Board of Directors elected Lei Wanjun to serve as a member of the Board of Directors. Information about Mr. Lei follows.

Lei Wanjun. Mr. Lei brings to the Board over 30 years experience in business management in the People's Republic of China and in Japan. Since 2006 he has been employed as President of Zhongtai Bowei (Beijing) Consultant Co., Ltd. From 2001 to 2005 he served as Vice President of Tianyuan Security (Beijing) Co., Ltd. From 1995 to 2000 Mr. Lei was employed as Manager of Japan Minghe Co., Ltd. In 1986 Mr. Lei earned a Bachelor's Degree from Guangzhou Zhongshan University with a major in Economic Geography. In 1991 he was awarded a Master's degree in Education by the Tokyo Gakugei University in Japan. Mr. Lei is 53 years old.

Upon the adjournment of the meeting of the Board of Directors, Liping Yu submitted her resignation from the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO SOLAR ENERGY, INC.

June 20, 2016	By:	/s/ Zhou Huakang
Name: Zhou Huakang
Title: Chief Executive Officer